UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2023

SIGMATRON INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23248	36-3918470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Landmeier Road Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (847) 956-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SGMA	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 2, 2023, SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”) received an Event of Default and Reservation of Rights from (i) J.P. Morgan Chase Bank, N.A. (“JP Morgan Notice”) dated March 2, 2023 with respect to that certain Amended and Restated Credit Agreement dated as of July 18, 2022, (as amended, amended and restated, modified or supplemented from time to time, the “Agreement”) by and among the Company, the other Loan Party thereto, and JPMorgan Chase Bank, N.A., as Lender (“Lender”), and (ii) TCW Asset Management Company, as Administrative Agent (“TCW Notice”) dated March 2, 2023 with respect to that certain Credit Agreement date of July 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement” and together with the Agreement the “Credit Agreements”), by and among the Company, WAGZ, Inc., a Delaware corporation (“WAGZ”), the financial institutions party thereto from time to time (“Lenders”), and TCW Asset Management Company (in its individual capacity, “TCW”), as Administrative Agent for all Lenders (in such capacity, “Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Credit Agreement, as applicable.

The JP Morgan Notice indicated that the Lender was informed of the occurrence of Events of Defaults under the Agreement as a result of the Company’s failure to maintain a Fixed Charge Coverage Ratio for the twelve month period ending January 31, 2023 less than 1.10:1.0 as required under Section 6.12(a) of the Agreement, and that an Event of Default has occurred and is continuing under Section 7(d) of the Agreement (the “Covenant Defaults”).

The TCW Notice indicated that Agent and Lenders were informed of the occurrence of Events of Defaults and the continuation thereof under the Credit Agreement under (i) clause (d) of Article VII of the Credit Agreement as a result of the Company permitting the Total Debt to EBITDA Ratio for the twelve month period ending on January 31, 2023 to be greater than 5.00:1.00 in violation of Section 6.12(b) of the Credit Agreement and (ii) clause (g)(ii) of Article VII of the Credit Agreement as a result of the occurrence of an “Event of Default” (or equivalent term) under the ABL Credit Agreement or any other ABL Credit Document (collectively, the “Existing Defaults” and together with the Covenant Defaults, the “Defaults”).

Each of the JP Morgan Notice and the TCW Notice (collectively, the “Notices”) indicated that the Lender, Lenders and Agent, respectfully (collectively, the “Lender Parties”) are in the process of evaluating the Defaults and reserve all of the rights and remedies available under the Credit Agreements and any other Loan Documents with respect thereto.

Receipt of the Notices by the Company has not resulted in an increase or acceleration of the Company’s obligations under each of the Credit Agreements. As of the date of this Current Report on Form 8-K, the Lender Parties have not exercised their respective rights or remedies under the Credit Agreements.

The Company is currently negotiating a forbearance agreement with each of the Lender Parties to address the Defaults. Such negotiations may result in increases in interest rates and other concessions with regard to the terms of the forbearance agreements.

ITEM 2.06	Material Impairments.

In connection with the preparation and review of the financial statements for the quarter ended January 31, 2023, the Company revised the financial projections for its Pet Tech Segment. The revised projections resulted in a triggering event for the Company’s goodwill and long-lived asset groups consisting of patents and trademarks. As a result, the Company concluded that the carrying amount for goodwill and the long-lived asset groups was impaired and not expected to be recovered. Accordingly, a non-cash pre-tax goodwill impairment charge of approximately $13.3 million and a non-cash intangible assets impairment charge of approximately $9.8 million would be recorded for the Company’s Pet Tech Segment for the quarter ended January 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGMATRON INTERNATIONAL, INC.

Date: March 20, 2023	By:	/s/ Gary R. Fairhead
	Name:	Gary R. Fairhead
	Title:	Chief Executive Officer